Exhibit 99.2

News	NYSE: BWS For Immediate Release Contact: Beth Fagan Vice President, Public Affairs 314-854-4093

BROWN SHOE ANNOUNCES PROPOSED SENIOR NOTES OFFERING

     ST. LOUIS, MISSOURI, April 8, 2005 — Brown Shoe Company, Inc. (NYSE: BWS), a leading footwear retailer and wholesaler in the United States, today announced that it intends to offer $150,000,000 in aggregate principal amount of senior notes due 2012 in a private placement, subject to market and other conditions. The notes will be guaranteed on a senior unsecured basis by each of its subsidiaries that is an obligor under its existing senior secured credit facility. In connection with the offering, the Company will agree to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the notes issued in this offering for publicly tradeable notes having substantially identical terms in accordance with published SEC interpretations.

     The Company expects the offering will be completed in April 2005. The issuance of the notes is conditioned upon the consummation of the previously announced acquisition of Bennett Footwear Holdings, LLC, and will be subject to other customary closing conditions. The net proceeds of the offering are expected to be used to finance a portion of the acquisition price of Bennett and to pay related fees and expenses.

     The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the offering, the completion of the Bennett Footwear acquisition, the timing of the closing of the offering, and the use of proceeds from the offering. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including general market conditions. The Company’s reports to the Securities and Exchange Commission contain additional information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.